Exhibit 99.1

John B. Sanfilippo & Son, Inc. Announces Share Repurchase Program and Special Dividend

Elgin, IL, November 12, 2026 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors (the “Board”) has authorized a share repurchase program of up to $20 million of the Company’s Common Stock (the “Repurchase Program”) and has declared a special cash dividend (the “Special Dividend”) of $2.00 per share on all issued and outstanding shares of Common Stock and Class A Common Stock.

“Our strong balance sheet and consistent cash generation provide us with the flexibility to both invest in the future of the business and return capital to stockholders,” said Jasper Sanfilippo, Jr., Chief Executive Officer. “We remain confident in our long-term growth strategy and the opportunities we see across our portfolio. The Repurchase Program and Special Dividend reflect our commitment to balanced and disciplined capital allocation, while reinforcing our goal of creating long-term stockholder value through the responsible use of cash. We believe our stock represents an attractive long-term investment, and we believe the Repurchase Program provides an effective means of returning capital to our stockholders while preserving our ability to pursue growth opportunities.”

The Repurchase Program permits the Company to repurchase up to $20.0 million of its Common Stock from time to time through open-market purchases, through privately negotiated transactions, or other approved methods in accordance with applicable federal securities laws. The Repurchase Program does not obligate the Company to purchase any shares of its Common Stock and will remain in effect for two years unless modified, suspended, or terminated by the Company’s Board of Directors. The timing and actual number of shares repurchased will depend on a variety of factors, including market conditions and other considerations. The Repurchase Program does not authorize the repurchase of shares of Class A Common Stock.

In addition to authorizing the Repurchase Program, the Board also declared a Special Dividend of $2.00 per share on all issued and outstanding shares of Common Stock and Class A Common Stock. The Special Dividend will return approximately $24.0 million to stockholders. The Special Dividend will be paid on December 18, 2026, to stockholders of record as of the close of business on December 4, 2026.

Frank Pellegrino, President and Chief Financial Officer, added, “today’s announcement demonstrates the strength of our financial position and our commitment to disciplined capital allocation. We are pleased to return significant capital to our stockholders while preserving the flexibility to invest in the business and pursue future growth opportunities. Our capital allocation priorities remain unchanged: investing in the business to support long-term growth, maintaining a strong balance sheet, pursuing strategic opportunities, and returning capital to stockholders. This balanced approach enables us to create value for stockholders today while positioning the Company for continued long-term success.”

Upcoming Event

The Company will be presenting at the Southwest IDEAS conference in Dallas, Texas on November 18, 2026. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at 817-310-8776.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to global conflict, tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
President and Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776